Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

PREFERENCES

OF

SERIES I PREFERRED STOCK

OF

ROUSE PROPERTIES, INC.

(Pursuant to Section 151 of the General

Corporation Law of the State of Delaware)

The undersigned officer of Rouse Properties, Inc., a Delaware corporation (hereinafter called the “Company”), does hereby certify:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) provides that the Company is authorized to issue fifty million (50,000,000) shares of Preferred Stock, par value $0.01;

WHEREAS, the Board of Directors is expressly authorized to fix, state and express the powers, rights, preferences, qualifications, limitations and restrictions thereof, including, without limitation: the rate of dividends upon which and the times at which dividends on shares of such series of Preferred Stock shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Company; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which the dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for share of stock of the Company, and the terms and conditions, including the price and rate of exchange of such conversion or exchange, and the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix; and

WHEREAS, pursuant to the authority granted to and vested in the Board of Directors, by the Charter, the Bylaws of the Company and applicable law, the Board of Directors, on February 24, 2016, unanimously (excluding the Affiliated Directors (as defined in the Merger Agreement)) adopted the following resolution designating twenty million (20,000,000) shares of Preferred Stock, par value $0.01, as the Series I Cumulative Non-Convertible Preferred Stock and such resolution remains in full force and effect without amendment:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors, by the Charter, the Bylaws of the Company and applicable law, a series of preferred stock, par value $0.01 per share, of the Company be, and hereby is, created and designated as the “Series I Preferred Stock” (the “Series I Preferred Stock”) and the Board of Directors hereby fixes and determines the number of shares, the designations, voting power and the preferences and relative, participations, optional or special rights, and the qualifications, limitations and restrictions thereof, of the share of such series as set forth below:

Section 1.                                           Designation and Number.  A series of preferred stock, designated the Series I Preferred Stock, is hereby established.  The number of shares of Series I Preferred Stock hereby authorized shall be twenty million (20,000,000).

Section 2.                                           Ranking.  The Series I Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank:

(a)                                 senior to all classes or series of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company;

(b)                                 on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and

(c)                                  junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company.  The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series I Preferred Stock prior to conversion or exchange.  The Series I Preferred Stock will also rank junior in right of payment to the Company’s other existing and future debt obligations.

Section 3.                                           Dividends and Distributions.

(a)                                 Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series I Preferred Stock as to dividends, the holders of shares of the Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6%per annum of the $18.25 liquidation preference per share of the Series I Preferred Stock (equivalent to a fixed annual amount of $1.095 per share of the Series I Preferred Stock).  Such dividends shall accrue on each share of Series I Preferred Stock and be cumulative from, and including, (i) with respect to the first dividend payment, the first date on which any share of Series I Preferred Stock is issued (the “Original Issue Date”) and (ii) with respect to all subsequent dividend payments, the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 3(e), and shall be payable semi-annually in arrears on each Dividend Payment Date (as defined below), commencing on January 15, 2017; provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.  The amount of any dividend payable on the Series I Preferred Stock for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below).  Notwithstanding any provision to the contrary contained herein, each outstanding share of Series I Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series I Preferred Stock that is outstanding on such date.  “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date.  “Dividend Payment Date” shall mean the fifteenth day of each January and July, commencing on January 15, 2017.  “Dividend Period” shall mean the period commencing on, but excluding, a Dividend Payment Date to and including, the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on, and include, January 15, 2017).  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b)                                 Notwithstanding anything contained herein to the contrary, dividends on the Series I Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.  Accrued but unpaid dividends on the Series I Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(c)                                  Except as provided in Section 3(d) below, from and after January 1, 2017 no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends, on parity with or junior to the Series I Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series I Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Company ranking, as to dividends or upon liquidation, on parity with or junior to the Series I Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Company (except by conversion into or exchange for other shares of any class or series of capital stock of the Company ranking junior to the Series I Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of shares of any class or series of capital stock made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Company or any subsidiary, or by other acquisition of shares made pursuant to the provisions of the Charter and the purchase or acquisition of shares of any other class or series of capital stock of the Company ranking on parity with the Series I Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock), unless full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is designated for such payment.

(d)                                 When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series I Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock, all dividends declared upon the Series I Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series I Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.

(e)                                  Holders of shares of Series I Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, other than as expressly provided herein.  Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

Section 4.                                           Liquidation Preference.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series I Preferred Stock, the holders of shares of Series I Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $18.25 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but excluding, the date of payment.  In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series I Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking, as to liquidation rights, on parity with the Series I Preferred Stock in the distribution of assets, then the holders of the Series I Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series I Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series I Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Stock will have no right or claim to any of the remaining assets of the Company.  For purposes of liquidation rights, the consolidation or merger of the Company with or into any other Company, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Section 5.                                           No Voting Rights.

(a)                                 Holders of the Series I Preferred Stock shall not have any voting rights, except as required by applicable law.

Section 6.                                           Transaction with Brookfield.  The Company has entered into an Agreement and Plan of Merger, dated as of February 25, 2016, by and among BSREP II Retail Pooling LLC, BSREP II Retail Holdings Corp., Rouse Properties, Inc. and solely for purposes of Section 9.14 and the other provisions of Article IX of the Merger Agreement, the Guarantors (as defined therein) (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, at the Effective Time (as defined therein), the shares of Series I Preferred Stock shall be converted into shares of Series I preferred stock of the Surviving Corporation (as defined therein) that have terms substantially similar to those set forth herein and as provided in the Merger Agreement.

Section 7.                                           Conversion.  The shares of Series I Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity.

Section 8.                                           Record Holders.  The Company and its transfer agent may deem and treat the record holder of any Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

Section 9.                                           No Maturity or Sinking Fund.  The Series I Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series I Preferred Stock.

Section 10.                                    Exclusion of Other Rights.  The Series I Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and this Certificate of Designation.

Section 11.                                    Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 12.                                    Severability of Provisions.  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock set forth in the Charter and this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series I Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 13.                                    No Preemptive Rights.  No holder of shares of Series I Preferred Stock of the Company shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional shares of capital stock of the Company or any other security of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

IN WITNESS WHEREOF, Rouse Properties, Inc. has caused this Certificate of Designation to become effective.

Date: February 25, 2016	ROUSE PROPERTIES, INC.

	By:	/s/ Andrew Silberfein
	Name:	Andrew Silberfein
	Title:	President and Chief Executive Officer